                                                               Exhibit 10(c)


                             GAS SALES AGREEMENT
                             -------------------

         THIS GAS SALES AGREEMENT made and entered into to be effective the 1st day of May, 2000, by and between the DELTA NATURAL GAS COMPANY, INC., a Kentucky corporation, hereinafter referred to as "Buyer", and WOODWARD MARKETING, L.L.C., a Delaware corporation, hereinafter referred to as "Seller".

                              WITNESSETH THAT:
                              ----------------

         WHEREAS, Buyer and Seller have entered into a Gas Sales Agreement ("Agreement"), to be effective May 1, 2000, providing for the purchase by the Buyer and sale by Seller on a firm basis of 100% of the natural gas requirements of Buyer's residential and small commercial customers and providing for certain other services of Seller to Buyer, and

         WHEREAS, for the purpose of setting forth the terms of said agreements, the parties have agreed to this Agreement.

         NOW, THEREFORE, for and in consideration of the covenants and agreements set forth herein, the parties agree as follows:

                                  ARTICLE I
                                 DEFINITIONS
                                 -----------

         Unless expressly stated otherwise, the following terms as used in this Agreement shall mean:

         1.1 The term "Btu" shall mean British Thermal Unit(s) which shall mean that amount of heat energy required to raise the temperature of one avoirdupois pound of water from fifty-nine-degrees Fahrenheit (59 F) to sixty-degrees Fahrenheit (60 F) at standard atmospheric pressure, as determined on a dry basis. All prices and charges paid hereunder shall be computed on a "dry" Btu basis.

         1.2 The term "day" shall mean the period of time beginning at 9:00 a.m., Central Time Zone, on a calendar day and ending at 9:00 a.m., Central Time Zone, on the following calendar day, or such other definition of day, as may change from time to time, set forth in the tariff of Tennessee Gas Pipeline Company ("Tennessee") on file with the Federal Energy Regulatory Commission, or any successor agency.

         1.3 The term "Delivery Point(s)" is defined in Article IV.



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         1.4 The term "gas" shall include casinghead gas, natural gas from gas wells, and residue gas resulting from processing casinghead gas and gas well gas.

         1.5 The term "Liquefiable Hydrocarbons" means all hydrocarbons (except those hydrocarbons separated from the gas stream by conventional single-stage mechanical field separation methods) or any mixture thereof that may be extracted from the gas sold hereunder other than methane (except for the nominal quantities lost during such processing operations) including, but not limited to, natural gasolines, butane's, propane and ethane.

         1.6 The term "Liquid Hydrocarbons" means any hydrocarbons which, in their natural state, are liquids and which shall include any Liquefiable Hydrocarbons that condense out of the gas stream during production or transportation.

         1.7 The term "Mcf" shall mean one thousand (1,000) cubic feet at a pressure of fourteen and seventy-three-hundredths (14.73) pounds per square inch absolute and at a temperature of sixty degrees (60 F) Fahrenheit, with correction from Boyle's Law.

         1.8 The Term "MEAC" means Municipal Energy Acquisition Corporation, an energy acquisition corporation as defined in Title 7, Chapter 39 of the Tennessee Code annotated, as amended.

         1.9 The term "MMBtu" shall mean one million (1,000,000) Btu's.

         1.10 The term "month" shall mean the period of time beginning on the first calendar day of each calendar month and ending on the first day of the following calendar month.

         1.11 The term "year" shall mean a period of twelve (12) consecutive months, commencing on the first day of the month following the Effective Date, as defined in Article VI, and each subsequent twelve (12) month period; provided that the first year will include the period from the Effective Date until the first day of the following month if the Effective Date is not on the first day of a month.

                                 ARTICLE II
                          QUANTITY AND NOMINATIONS
                          ------------------------

         2.1 Purchase Quantity - Subject to the terms and conditions of this
             -----------------
Agreement, Buyer shall purchase and receive and Seller shall sell and deliver on a firm basis a quantity of gas equal to 100% of Buyer's Tennessee Gas Pipeline Company (Tennessee) residential and small commercial supply

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requirements subject to section 2.2. Seller expressly acknowledges that a large percentage of the industrial/large commercial end users on Buyer's systems do not purchase gas from Buyer and arrange for their own gas supplies. Volumes flowing at the Delivery Point(s) for these end users shall be the first gas through Tennessee's meters, and Buyer's acceptance of these volumes on behalf of the end user(s) shall not constitute a violation of Seller's exclusive supplier provisions under this Agreement.

         2.2 Maximum Quantity - Notwithstanding anything to the contrary
             ----------------
herein, the maximum quantity of gas that Seller is obligated to sell and deliver at the Delivery Point(s) under this Agreement (herein referred to as the "MDQ") shall be equal to the lesser of (a) the monthly FT-G and FT A MDQ as indicated in Exhibit B (b) the maximum amount of gas that can be transported on Tennessee Gas Pipeline Company (Tennessee) and redelivered at the Delivery Point(s) under the firm transportation and storage contracts with Tennessee that are released or assigned to Seller in accordance with
Article V below (herein referred to as the "Firm Transportation Contracts" and the "Firm Storage Contracts"). Upon the mutual agreement of the Parties, Seller may sell and Buyer may purchase quantities in excess of the MDQ. The price and terms of such excess sales will be mutually agreed upon by the Parties prior to the delivery of such excess gas.

         2.3 Remedies for Failure to Deliver and Receive
             -------------------------------------------

                  2.3.1 Seller's Failure to Deliver
                        ---------------------------

                           (a) If Seller fails to deliver to Buyer its
natural gas requirements up to the MDQ on any day, for reasons other than
(i) imbalances or variations under transportation agreements or operational balancing agreements, which are governed by Article V or (ii) an event of force majeure or an event described in Section 5.5, then Seller shall reimburse or credit to Buyer for the following:

                  (1) Seller will reimburse Buyer for the sum of (a) the difference, if positive, between (i) the price Buyer pays for a substitute supply of gas or other alterative fuel such as propane and (ii) the prices set forth in Section 3.1.1 of this Agreement (calculated based upon Buyer's actual load factor under this Agreement) multiplied by the quantity Seller failed to deliver in accordance with this subsection, (b) any reasonable incremental costs and expenses incurred in transporting the substitute supplies and (c) any reasonable incidental expenses incurred in purchasing the substitute supplies. Buyer agrees to act in good faith in purchasing such

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                           substitute supplies so as to minimize Seller's
                           obligations to Buyer hereunder; or
                  (2) If Buyer, through reasonable efforts, is unable to obtain substitute supplies, then Seller shall provide Buyer the difference between the highest commodity price that was paid by Buyer for the purchase of gas or an alterative fuel, such as propane, during the last two years (not to exceed $10 per MMBtu) and the prices set forth in
                           Section 3.1.1 of this Agreement (calculated based upon Buyer's actual load factor under this Agreement) multiplied by the quantity of gas Seller failed to deliver in accordance with the above.

                           2.3.2 Curtailment - In addition to the remedies
                                 -----------
set forth in Section 2.3.1, if for any reason, including an event of force majeure, Seller is unable to meet all of its firm sales obligations with Seller's available supplies on Tennessee, then Seller will curtail its deliveries to all of its sales customers on a pro-rata basis based upon the actual nominations of Seller's other firm sales customers made during the period of curtailment and the actual nomination of Buyer not to exceed the MDQ to the extent that the curtailment of Seller's other customers would be useful in maintaining deliveries to Buyer. Upon Buyer's request, Seller will provide Buyer information to verify that deliveries to Buyer were curtailed in accordance with this subsection.

                           2.3.3 Failure to Take - If Buyer fails to receive
                                 ---------------
and purchase its full requirements in accordance with Section 2.1 above, then Buyer will pay Seller $0.035 per MMBtu plus the difference in the price stated in 3.1.1 and Gas Daily TGP 500 leg average index times the difference between (a) its full requirements and (b) the quantities actually taken by Buyer during the applicable seasonal period.

                           2.3.4 Exclusive Remedy - The Parties agree that
                                 ----------------
the actual losses incurred by Buyer as a result of Seller's failure to deliver quantities and incurred by Seller as a result of Buyer's failure to take quantities would be uncertain and impossible to determine with precision. As a result, the payments by Seller and Buyer in accordance with Subsections 2.3.1 and 2.3.3, respectively, and the deliveries by Seller in accordance with Subsection 2.3.2 above shall be the sole and exclusive remedy, for Seller's failure to deliver or Buyer's failure to take the quantities set forth in this Article. The payments by Seller and Buyer pursuant to this Section 2.3 are reasonable compensation for such failures.

         2.4 Uniform Takes - Unless permitted otherwise by Tennessee, Buyer
             -------------
will receive gas at the Delivery Point(s), as defined in Section 4.1, at rates that are in compliance with the terms of the Firm Transportation Contract with Tennessee that is released or assigned to Seller in accordance with Article V.

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         2.5 MEAC Volumes - Buyer shall have the option to contract with
             ------------
MEAC for a portion of their volumes. Buyer hereby appoints Seller as agent, for the term of this Agreement, to administer the MEAC Gas Supply Agreement. Buyer will be required to advise Seller of the MEAC Volumes to be nominated and purchased under the MEAC Gas Supply Agreement and transported on a transportation Contract with Tennessee, either on a daily basis or pursuant to general guidelines provided by Buyer and agreed to by Seller. Except for negligence or willful misconduct of Seller, Seller will not be responsible for the loss or damage associated with the nomination of the MEAC Volumes by Seller hereunder and Buyer will defend, indemnify and hold harmless Seller against any such loss or damage, including without limitation any loss or damage arising out of Buyer's contracts to purchase the MEAC Volumes.

                                 ARTICLE III
                                    PRICE
                                    -----

         3.1 Commodity Price for All Other Quantities Within MDQ
             ---------------------------------------------------

                  3.1.1 City-gate Service - The price for each MMBtu of gas
                        -----------------
sold and delivered hereunder at the Delivery Point(s), except for the MEAC volumes under 2.5, up to the MDQ shall be priced at the TGP Zone 1 index as published in the first of the month Inside F.E.R.C's Gas Market report minus $0.06 / MMBtu. The pricing under this contract shall be redetermined in the event that Buyer's storage contracts are altered.

                  3.1.2 Fixed Price Alternative - In substitution for the
                        -----------------------
Commodity Price, the Parties may mutually agree, through the utilization of the NYMEX natural gas futures or otherwise, to lock in a fixed price for all or part of the MDQ for one or more months. If the Parties agree to such a fixed price, then Buyer will be required to purchase the designated monthly quantities for which the Parties have agreed to a fixed price, notwithstanding any other provision to the contrary in this Agreement.

         3.2 Commodity Price for Excess Gas - The price for each MMBtu of
             ------------------------------
gas sold and delivered hereunder in excess of the MDQ shall be determined in accordance with Section 2.2 of this Agreement.

         3.3 Transportation and Storage Costs - In addition to payments made
             --------------------------------
above, Buyer shall reimburse Seller for (1) all demand or reservation charges or surcharges paid by Seller under the Firm Transportation Contracts and Firm Storage Contracts released and delegated to Seller in accordance with Article V below, including without limitation any demand transition cost surcharges, (2) all commodity or volumetric charges or surcharges under the Firm Transportation Contracts and Firm Storage Contracts that are associated with

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

the gas sold by Seller hereunder, including without limitation any volumetric transition costs, GRI charges, or ACA charges that are incurred under such contracts or any injection or withdrawal charges that are incurred under the Firm Storage Contracts that are required to build inventory levels for Buyer or to serve Buyer's daily requirements, (3) any transportation costs paid by Seller to Tennessee to transport the gas delivered to and from storage under the Firm Storage Contract, to the interconnection of Tennessee's facilities (herein referred to as the "IT Transportation Contract"), (4) any fuel and loss costs incurred under the Firm Transportation Contracts, the IT Transportation Contract and the Firm Storage Contracts, such costs to be equal to the amount of fuel and loss quantities that Seller provided to Tennessee pursuant to such contracts during the applicable month times the Commodity Price and (5) any other costs, expenses or charges incurred by Seller under such contracts (as such contracts and the associated tariff provisions and charges may change from time to time) that would have been incurred by Buyer if Buyer had administered such contracts. To the extent that Seller is reimbursed by Buyer in accordance with this section, Seller will indemnify and hold Buyer harmless from any claims made by Tennessee for the failure to make payments under the Firm Transportation Contracts or the Firm Storage Contracts. Seller shall be responsible for any charges incurred in connection with its utilization of Buyer's Firm Transportation or Firm Storage Contracts for purposes other than providing gas supply to Buyer. Seller shall credit Buyer 90% of revenue derived from third-party release of Buyer's Firm capacity as posted on Transporteras Electronic Bulletin Board.

                                 ARTICLE IV
                               DELIVERY POINTS
                               ---------------

         4.1 Delivery Points - The Delivery Points for all gas sold and
             ---------------
delivered hereunder shall be at the points specified in Exhibit A hereto.

         4.2 Adjustments to Delivery Points - It is recognized by both
             ------------------------------
Parties that Seller's ability to deliver gas at the Delivery Point(s) set forth in Section 4.1 above is dependent upon Seller's ability to utilize the Firm Transportation Contracts and the Firm Storage Contracts released by Buyer to Seller in accordance with Article V below. These provisions are based on Tennessee's tariff provisions in effect on the date of execution of this Agreement and Seller's ability to utilize such released, assigned or delegated contracts to deliver the gas sold hereunder at the Delivery Point(s) set forth in Section 4.1 above. The terms of this section shall be revised to reflect any substantial change in Tennessee's tariff with regard to the utilization of such contracts and delivery point flexibility, so as to place both Parties in a relative position under this Agreement not substantially different from the position the Parties had prior to the change in such tariffs.

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                                  ARTICLE V
                   TRANSPORTATION AND STORAGE ARRANGEMENTS
                   ---------------------------------------

         5.1 Transportation and Storage Arrangements
             ---------------------------------------

                  5.1.1 Transfer of Arrangements - Buyer has firm
                        ------------------------
transportation and storage rights on Tennessee as specified in Exhibit B hereto. In order to provide a delivered storage service to Buyer at the Delivery Point(s), on the Effective Date of this Agreement, Buyer will execute a Blanket Authorization Agreement between Seller and Tennessee. Seller shall have full and complete control over the utilization of such contracts, including without limitation the manner and timing of any transportation, injections, and withdrawals of gas under such contracts; provided that Seller may not, without Buyer's prior written consent, amend the primary delivery points under the Firm Transportation Contracts or change the rate schedule or the level of maximum entitlement's under which such services are offered. Seller agrees not to amend or modify Buyer's agreements with the transporting pipeline listed in such Blanket Authorization Agreement in a manner which diminishes Buyer's rights and/or level of service therein, without Buyer's prior written consent. Buyer will also appoint Seller as its agent for purposes of administering the Firm Transportation Contracts and the Firm Storage Contracts for the transportation and storage of (a) any substitute gas supplies that Buyer purchases in accordance with Section 2.3.1 or (b) to the extent the release or assignments provided for above are not permitted by Tennessee's tariff. Such release/assignment and agency arrangements shall be in accordance with Tennessee's tariffs and shall terminate upon the expiration of this Agreement. If, prior to the release or delegation of such rights, elections for receipt points, delivery points, supply leg capacity, monthly maximum daily quantity elections or any of her similar elections must be given to Tennessee then Buyer will cooperate with Seller to make such necessary elections as designated by Seller. Similarly, Buyer will cooperate with Seller to make any amendments to the contracts requested by Seller to become effective on the Effective Date of this Agreement to the extent said amendments do not adversely affect, in Buyer's sole opinion, Buyer's costs or Buyer's level or quality of service. In the event of any supplementation or contradiction between the Blanket Authorization Agreement and this Agreement, the terms of this Agreement shall control and govern the rights, obligations, and liabilities of Seller and Buyer.

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         5.2 Responsibility for Firm Transportation and Storage Contracts
             ------------------------------------------------------------

                  5.2.1 Responsibility for Administration - Subject to
                        ---------------------------------
Buyer's obligation to pay Seller in accordance with Section 3.3 above, upon the transfer of the Firm Transportation Contracts and the Firm Storage Contracts, Seller shall assume all obligations and rights under such contracts, including without limitation, the obligation to submit nominations to Tennessee, to pay any applicable demand or commodity charges, scheduling or imbalance charges, or providing fuel and loss quantities.

                  5.2.2 Operational Balancing Agreements - Seller will be
                        --------------------------------
responsible for correcting any imbalances or variations under the Firm Transportation and Firm Storage Contracts. It is understood that Seller shall correct such imbalances or variations, pursuant to Rate Schedule FT-G, through automatic injections and withdrawals under the Firm Storage Contracts. In addition, Buyer agrees to appoint Seller as its agent to enter into and maintain an Operational Balancing Agreement (OBA) with Tennessee in accordance with Tennessee's tariff. If Seller is unable to correct such imbalances or variations through automatic injections and withdrawals under the Firm Storage Contracts as set forth above due to inventory levels in storage for Buyer's account or otherwise, then any variance between actual deliveries and confirmed nominations at the Delivery Point(s) will be allocated to the OBA. Seller shall be responsible for correcting any such variation or imbalance under the OBA and any resulting month-end cashout.

                  5.2.3 Penalty Responsibility - Buyer will be required to
                        ----------------------
reimburse Seller for (1) unauthorized overrun penalties associated with takes in excess of the maximum daily quantities under the Firm Transportation and Storage Contracts, (2) any penalties or charges that are imposed by Tennessee due to Buyer's failure to comply with a directive of the pipeline limiting quantities to less than Buyers contracted maximum daily quantities.

         5.3 Telemetry - Seller will have the right, but not the obligation
             ---------
to install, at its expense, telemetry or other data linkage equipment that will monitor Buyer's natural gas requirements on its distribution system, Buyer will provide the necessary space to install such equipment and will provide access to maintain, repair and remove such equipment, all at no cost to Seller. Buyer shall authorize Seller to access Tennessee telemetry readings on Buyer's behalf, so long as Buyer is not required to give up its current access to Tennessee's telemetry readings.

                  5.3.1 Projected Requirements - Buyer will provide Seller
                        ----------------------
information concerning any known or expected events pertaining to the non-residential and commercial customers of the Buyer that will cause material changes in Buyer's daily natural gas requirements. Buyer will cooperate with Seller to ensure that nominations (including any necessary adjustments

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thereto) are made timely to Tennessee and that such nominations reflect the actual expected deliveries and receipts.

                  5.3.2 Forecasts and Nominations - Based on Buyer's
                        -------------------------
projections set forth in Section 5.3.1, historical data and weather forecasting by Seller, Seller will forecast Buyer's daily natural gas requirements. Based on such forecast, Seller will submit the necessary nominations to Tennessee in accordance with Section 5.2.1.

         5.4 Adjustments to Imbalance Provisions - The purpose of Sections
             -----------------------------------
5.1 through 5.3 is to establish the Parties' responsibilities for administering the firm contracts and the OBA released/assigned and delegated above, and for correcting any imbalances between receipts and deliveries or variations between confirmed nominations and actual deliveries at the Delivery Point(s). These provisions are based on (a) tariff provisions approved in Tennessee's FERC Tariff on the date this Agreement was executed, including the right to balance any variation between projected and actual daily loads through injections and withdrawals from storage under the Firm Storage Contracts, and (b) the existing load profile of Buyer. The terms of this section shall be revised to reflect any substantial change in either
(a) Tennessee's tariff with regard to the correction of such imbalances or variations and any associated penalties or (b) Buyer's load profile, so as to place both Parties in a relative position under this Agreement not substantially different from the position the Parties had prior to the change in Tennessee's tariff or Buyer's load profile. If the Parties are unable to agree on the appropriate revisions, the matter shall be submitted to arbitration in accordance with Article XIV, such decision to be effective on the first day of the month following the issuance of the arbitrator's decision.

         5.5 Transportation Limitation - If Tennessee or an upstream
             -------------------------
transporter interrupts, curtails or otherwise fails to receive, transport or deliver the gas sold and/or delivered hereunder and such interruption or curtailment is not due to Seller's failure to pay such transporters (unless to the extent Seller's failure to pay is the result of buyer's failure to reimburse Seller in accordance with Section 3.3 above), then Seller's obligation to deliver gas under this Agreement shall be suspended for that portion of the quantities interrupted or curtailed by such transporters for so long as such interruption or curtailment of deliveries continues. This
Article 5.5 shall apply only when Seller is transporting gas on Tennessee under Buyer's FT-G and/or FT-A contracts.

                                 ARTICLE VI
                              TERM OF AGREEMENT
                              -----------------

         6.1 Primary Term - This Agreement shall become effective on May 1,
             ------------
2000 (herein referred to as the "Effective Date") and shall continue in full force and effect for a primary term of three years through April 30, 2003. At the

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expiration of the primary term, this Agreement will be extended for an additional year, unless on or before 60 days prior to the expiration of the primary term, either Party gives written notice to the other Party that it does not desire to extend the primary term.

         6.2 Transfer of Gas in Storage - Any gas remaining in storage under
             --------------------------
the Firm Storage Contracts at the termination of this Agreement that was injected on or before March 31 of the year in which the Agreement terminates shall be transferred and sold by Seller to Buyer at the arithmetic average of the Commodity Prices that were applicable during the months of November, December, January, February and March that immediately preceded the termination date of this Agreement. Any gas remaining in storage at the termination of this Agreement that was injected under the Firm Storage Contracts after March 31 of the year in which the Agreement terminates shall be transferred and sold by Seller to Buyer at a price mutually agreed to by the Parties; provided that Seller will not inject gas into storage for Buyer's account after March 31 of such year, unless Buyer consents to such injections. For purposes of determining the quantities injected between March 31 and the termination of this Agreement, the quantities injected into storage on or before March 31 shall be deemed withdrawn first, prior to the quantities injected after March 31 of such year.

                                 ARTICLE VII
                               TITLE AND TAXES
                               ---------------

         7.1 Transfer of Title, Possession and Control - Title to the gas
             -----------------------------------------
sold hereunder shall pass from Seller to Buyer upon delivery of said gas to Buyer at the applicable Delivery Point(s). As between the Parties hereto, Seller shall be deemed to be in control and possession of all gas delivered hereunder and shall indemnify and hold Buyer harmless from any damage, injury or losses which occur prior to delivery to Buyer at the Delivery Point(s); otherwise, Buyer shall be deemed to be in exclusive control and possession thereof and shall indemnify and hold Seller harmless from any other injury, damage or losses.

         7.2 Warranty of Title - Except as set forth below, Seller warrants
             -----------------
title to all gas delivered hereunder by Seller or that Seller has the right to sell the same, and that such gas is free from liens and adverse claims of every kind. Seller will indemnify and save Buyer harmless against all loss, damage and expense of every character on account of adverse claims which are applicable to the gas before the title to the gas passes to Buyer. Buyer will indemnify and save Seller harmless against all loss, damage and expense of every character on account of adverse claims which are applicable to the gas after title passes to Buyer.



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         7.3 Taxes - Buyer shall reimburse Seller for any taxes, fees or
             -----
charges, other than an income tax, which are levied by a governmental or regulatory body on the gas sold under this Agreement, and gas held in Buyer's storage accounts.

                                ARTICLE VIII
                            QUALITY AND PRESSURE
                            --------------------

         8.1 Quality and Pressure Requirements - Seller will deliver the gas
             ---------------------------------
sold under this Agreement at the receipt points under the Firm
Transportation Contracts with Tennessee under conditions that meet the quality and pressure specifications set forth in Tennessee's tariff. Neither Seller nor Buyer shall be obligated to install or operate compression facilities.

         8.2 Remedy for Noncompliance - If (a) the gas sold under this
             ------------------------
Agreement fails to meet the standards concerning quality or pressure set forth in Section 8.1, (b) Tennessee fails to receive and transport the gas and (c) Tennessee does not deliver the requirements of Buyer, then Seller shall be deemed to have failed to deliver the quantities nominated by Buyer, and shall be subject to the remedies set forth in Section 2.3 above.

                                 ARTICLE IX
                            MEASUREMENT AND TESTS
                            ---------------------

         9.1 Measurement Point - The natural gas sold hereunder shall be
             -----------------
measured at or near the Delivery Point(s) on Tennessee's system at pressures in existence from time to time and shall be corrected to the unit of measurement, which shall be one MMBtu.

         9.2 Standards for Measurement and Tests - Unless specified herein
             -----------------------------------
to the contrary, the standards for measurement and tests shall be governed by those standards set forth in Tennessee's tariff.

         9.3 Operation of Measurement - Seller, as the replacement shipper
             ------------------------
under the Firm Transportation and Storage Contracts, shall cause Tennessee to operate the measurement facilities involved in metering and receiving gas at the Delivery Point(s). This operation shall include the changing of all charts, calculation of volumes and the calibration, maintenance, adjustments and the repair of such meter facilities in accordance with Tennessee's tariff. To the extent either Party has access rights to the Delivery Point(s), including the measurement facilities, that Party will provide similar access to the other Party, to the extent permitted, to fulfill any rights or obligations under this Agreement.

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                                  ARTICLE X
                                 PROCESSING
                                 ----------

         Seller may process the gas to remove any Liquid Hydrocarbons or Liquefiable Hydrocarbons prior to the delivery of the gas to Buyer at the Delivery Point(s). In the event Seller elects to process the gas, any hydrocarbons so removed shall be Seller's sole responsibility and all costs (including associated transportation cost(s) shall be paid by Seller and Seller shall indemnify, defend and hold Buyer harmless therefrom.

                                 ARTICLE XI
                             BILLING AND PAYMENT
                             -------------------

         11.1 Billing and Payment - Seller shall render to Buyer, at the
              -------------------
address indicated in Section 15.5 hereof, on or before the fifteenth (15th) day of each calendar month by certified, registered or overnight mail an invoice for all gas purchased during the preceding month according to the measurements, computations, and prices provided herein. Buyer agrees to make payment hereunder to Seller for its account in available funds by wire transfer or by mail at such location as Seller may from time to time designate in writing. Payment shall be made by Buyer within the later of (a) the twenty-fifth (25th) of the month or (b) ten (10) days of the date of receipt of Seller's invoice; provided that if Tennessee's billing schedule changes in either of their tariffs, then Buyer will pay Seller on an earlier date to coincide with the earlier of when payments are due to Tennessee under the Firm Transportation Contracts. If the invoiced amount is not paid when due, then interest on any unpaid amount shall accrue at the then current prime rate of interest as published under "Money Rates" by the Wall Street Journal, not to exceed any applicable maximum lawful rate together with any court costs, attorney's fees and all other costs of collection which Seller may incur in enforcing the terms of this Agreement. If such default continues for thirty (30) days after written notice from Seller to Buyer, Seller may suspend gas deliveries hereunder without liability and without prejudice to other remedies. Notwithstanding the above, if a good faith dispute arises between the Parties over the amounts due under the invoice for any matters, other than any reimbursement for the demand or reservation charges under the Firm Transportation and Storage Contracts, then Buyer will pay that portion of the statement not in dispute on or before the due date and both Parties will continue to perform their obligations under this Agreement during such dispute; provided that Buyer will be required to provide, within 30 days of a written request by Seller, a good and sufficient surety bond guaranteeing payment to Seller of the amount ultimately found due.

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         11.2 Credit Standards - All sales hereunder during the term of this
              ----------------
Agreement shall be subject to appropriate review and approval by Seller's Credit Department. Buyer agrees to provide information as reasonably required to Seller's Credit Department to effect a proper evaluation.
Without limiting the above, Seller may suspend deliveries under this Agreement if Buyer (a) admits that it is unable to pay its debts as they become due, (b) applies for or agrees to the appointment of a receiver or trustee in liquidation of it or its properties, (c) makes a general assignment for the benefit of creditors, (d) files a voluntary petition in bankruptcy or a petition seeking reorganization or an arrangement with creditors under any bankruptcy law, (e) is a Party against whom a petition under any bankruptcy law is filed and such Party admits the material allegations in such petition filed against it, (f) is adjudicated as bankrupt under a bankruptcy law or (g) fails to meet the credit standards set forth in Tennessee's tariff.

         11.3 Adjustments to Payments - If any overcharge or undercharge in
              -----------------------
any form whatsoever shall at any time be found and the bill therefor has been paid, Seller shall refund the amount of any overcharge received by Seller and Buyer shall pay the amount of any undercharge, within thirty (30) days after final determination thereof; provided, there shall be no retroactive adjustment of any overcharge or undercharge if the matter is not brought to the attention of the other Party in writing within the lesser of
(a) twelve (12) months following the date deliveries under this Agreement were made or (b) the period in which the statements and payments to Tennessee become final.

         11.4 Review of Books and Records - Buyer and Seller shall have the
              ---------------------------
right to inspect and examine, at reasonable hours, the books, records and charts of the other (pertaining to the sale of gas hereunder or any other charge or fee arising hereunder), the confidentiality of which they agree to maintain, to the extent necessary to verify the accuracy of any invoice, charge or computation made pursuant to this Agreement.

                                 ARTICLE XII
                              REGULATORY BODIES
                              -----------------

         12.1 Laws and Regulations - This Agreement shall be subject to all
              --------------------
valid applicable governmental laws and orders, regulatory authorizations, directives, rules and regulations of any governmental body or official having jurisdiction over the Parties, their facilities, the gas or this Agreement or any provision thereof; but nothing contained herein shall be construed as a waiver of any right to question or contest any such law, order, rule or regulation in any forum having jurisdiction.

         12.2 Reliance on Law - The Parties are entitled to act in
              ---------------
accordance with a law until such law is amended, reversed or otherwise disposed in a final nonappealable order.

         12.3 Cooperation - The Parties shall cooperate to ensure compliance
              -----------
with all governmental regulation, including obtaining and maintaining all necessary regulatory authorizations or any reasonable exchange or provision of information needed for filing or reporting requirements.

         12.4 Changes in Law or Regulation - If any federal or state statute
              ----------------------------
or regulation or order by a court of law or regulatory authority directly or indirectly (a) prohibits performance under this Agreement, (b) makes such performance illegal or impossible or (c) effects a change in a substantive provision of this Agreement which has a significant material adverse impact upon the ability of either Party to perform its obligations under this Agreement, then the Parties will use all reasonable efforts to revise the Agreement so that (a) performance under the Agreement is no longer prohibited, illegal, impossible or is no longer impacted in a material adverse fashion, and (b) the Agreement is revised in a manner that preserves, to the maximum extent possible, the respective positions of the Parties. Each Party will provide reasonable and prompt notice to the other Party as to any proposed law, regulations or any regulatory proceedings or actions that could affect the rights and obligations of the Parties. If the Parties are unable to revise the Agreement in accordance with the above, then the Party whose performance is rendered prohibited, illegal, impossible or is impacted in a material adverse manner shall have the right, at its sole discretion, to suspend or terminate this Agreement upon written notice to the other Party.

                                ARTICLE XIII
                                FORCE MAJEURE
                                -------------

         13.1 Force Majeure - If Buyer or Seller is rendered unable, wholly
              -------------
or in part, by force majeure to perform obligations under this Agreement, other than the obligation to make payments due under this Agreement, it is agreed that the performance of the respective obligations of Seller and Buyer to deliver or purchase and receive gas, so far as they are affected by force majeure, shall be excused and suspended from the inception of any such inability until it is corrected, but for no longer period. Buyer or Seller, whichever is claiming such inability, shall give notice thereof to the other as soon as practicable after the occurrence of the force majeure. Such notice may be given orally or in writing, but, if given orally, it shall be promptly confirmed in writing, giving reasonably full particulars. Such inability shall be promptly corrected to the extent it may be corrected through the exercise of reasonable diligence by the other Party claiming inability by reason of force majeure.

         13.2 Liability During Force Majeure - Neither Buyer nor Seller
              ------------------------------
shall be liable to the other for any losses or damages, regardless of the nature thereof and however occurring, whether such losses or damages be direct or indirect, immediate or remote, by reason of, caused by, arising out of or in any way attributable to suspension of the performance of any obligation of either Party to the extent that such suspension occurs because a Party is rendered unable wholly or in part, by force majeure to perform its obligations, unless the force majeure event is caused by the negligence or willful misconduct of the Party claiming the force majeure.

         13.3 Definition of Force Majeure - The term "force majeure" as used
              ---------------------------
herein shall mean an event that (a) restricts or prevents performance under this Agreement, (b) is not reasonably within the control of the Party claiming suspension and (c) by the exercise of due diligence, such Party is unable to prevent, overcome or remedy. Events that may give rise to a claim of force majeure include acts of God, epidemics, landslides, hurricanes, floods, washouts, lightning, earthquakes, storm warnings, perils of the sea, acts of any court or governmental or regulatory authorities acts of civil disorder, acts of industrial disorder, accidents to Seller's, Buyer's or any transporters facilities or storage or pipeline system, freezing of Seller's or its suppliers' wells, lines of pipe, storage facilities or other equipment, necessities for making repairs or alterations to machinery, wells, platforms, lines of pipe, storage facilities, pumps, compressors, valves, gauges or any other similar equipment, cratering, blowout or failure of any well or wells to produce, or any similar event or cause; provided, however, the settlement of any labor dispute to prevent or end any act of industrial disorder shall be within the sole discretion of the Party to this Agreement involved in such labor dispute, and the above requirement that an inability shall be corrected with reasonable diligence shall not apply to labor disputes. Notwithstanding the above, it is expressly agreed that the failure of, or inability to make delivery from, any single source of supply shall not constitute an event of force majeure beyond the greater of (a) the period necessary for Seller to locate another supply of gas, not to exceed one day or (b) the period necessary to adjust the nominations on the applicable pipelines) to transport gas from another supply of gas.

         13.4 Termination - If a force majeure event continues for a period
              -----------
of thirty (30) days, then the Party which did not claim such force majeure may at any time thereafter terminate this Agreement upon ten (10) nays prior written notice to the extent the force majeure event has not been corrected prior to the expiration of such notice period.

                                 ARTICLE XIV
                                 ARBITRATION
                                 -----------

         14.1 Submission of Dispute for Arbitration - Any controversy
              -------------------------------------
pertaining to matters expressly made subject to arbitration under this Agreement shall be determined by a board of arbitration, consisting of three members, upon notice of submission given by either Party, which notice shall also name one (1) arbitrator. The Party receiving such notice, shall, by notice to the other Party within ten (10) days thereafter, name the second arbitrator, or failing to do so, the Party giving notice of submission shall name the second arbitrator. The two (2) arbitrators so appointed shall name a third arbitrator, or, failing to do so within ten (10) days, the third arbitrator shall be appointed by the person who is the senior (in terms of service) actively-sitting judge of the United States District Court for the District where Buyer's principal place of business is located.

         14.2 Qualification of Arbitrators - The arbitrators shall be
              ----------------------------
qualified by education, experience and training in the natural gas industry to decide upon the particular question in dispute.

         14.3 Arbitration Proceedings - The arbitrators so appointed, after
              -----------------------
giving the Parties due notice of the date of a hearing and reasonable opportunity to be heard, shall promptly hear the controversy in the location where Buyer's principal place of business is located and shall thereafter render their decision determining said controversy no later than ninety (90) days after such board has been appointed. Any decision requires the support of a majority of the arbitrators. If the board of arbitration is unable to reach such decision, new arbitrators will be named and shall act hereunder, at the request of either Party, in a like manner as if none has been previously named. After the presentation of evidence has been concluded, each Party shall submit to the arbitrators a final offer of its proposed resolution of the dispute. The arbitrators shall approve the final offer of one Party, without modification and reject that of the other. In considering the evidence and deciding which final offer to approve, the arbitrators shall be guided by the criteria described in the applicable section of this Agreement.

         14.4 Arbitrator's Decision - The decision of the arbitrators shall
              ---------------------
be rendered in writing and supported by written reasons. The decision of the arbitrators shall be final and binding upon the Parties. The decision of the arbitrator(s) shall be kept confidential in accordance with Section 15.1 of this Agreement. Each Party shall bear the expenses of its chosen arbitrator, and the expenses of the third arbitrator shall be home equally by the Parties. Each Party shall bear the compensation and expenses of its legal counsel, witnesses and employees.

                                 ARTICLE XV
                                MISCELLANEOUS
                                -------------

         15.1 Confidentiality - Except as necessary to obtain the
              ---------------
transportation of the gas under this Agreement, or as otherwise provided herein, Seller and Buyer agree to maintain the confidentiality of this Agreement and each of the terms and conditions hereof, and Seller and Buyer agree not to divulge same to any third party except to the extent, and only to the extent, required by law, court order or the order or regulation of an administrative agency having jurisdiction over Buyer or Seller or the subject matter of this Agreement. If required to be disclosed, then the Party subject to the disclosure requirement shall (a) notify the other Party immediately and (b) cooperate to the fullest extent in seeking whatever confidential status may be available to protect any material so disclosed.

         15.2 No Incidental. Consequential or Punitive Damages - Except as
              -------------
expressly provided in this Agreement, the Parties hereto waive any and all rights, claims, or causes of action arising under this Agreement for incidental, consequential or punitive damages. Any damages resulting from a breach of this Agreement by either Party shall be limited to actual damages incurred by the Party claiming damages.

         15.3 Third Party Beneficiaries - Neither Buyer nor Seller intend
              -------------------------
for the provisions of this Agreement to benefit any third party. No third party shall have any right to enforce the terms of this Agreement against Buyer or Seller.

         15.4 Waiver of Default - No waiver by Buyer or Seller of any
              -----------------
default of the other under this Agreement shall operate as a waiver of any future default, whether of a like or different character.

         15.5 Notices - Except as otherwise expressly provided in this
              -------
Agreement, every notice, request, statement and invoice provided in this Agreement shall be in writing directed to the Party to whom given, made or delivered at such Party's address as follows:

Buyer:
Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, KY 40391
Attention: Mr. Brian Ramsey
Phone: 606-744-6171 Ext. 158
Fax: 606-744-3623
Email: bramsey@deltagas.com

Seller:                             Nominations:
Woodward Marketing, L.L.C.          Woodward Marketing, L. L. C.
377 Riverside Drive, Suite 109      11251 Northwest Freeway, Suite 400
Franklin, TN 37064                  Houston, TX 77092
Attention: Mr. Rob Ellis            Attention: Mr. Rick Sullivan
Phone: 615-595-2878                 Phone: 713-688-7771
Fax: 615-794-0947                   Fax: 713-688-5124

         Either Buyer or Seller may choose one or more of its addresses for receiving invoices, statements, notices and payments by notifying the other in the manner as provided above. All written notices, requests, statements and invoices shall be considered transmitted at the time of delivery, if hand delivered, or, if delivered by mail, on the next working day after mailing; if transmitted by telephone or other oral means or by telecopy or other form of electronic or telegraphic communication, all such notices shall be considered transmitted at the time of oral communication or at the time the telecopy or other form of electronic or telegraphic communication was sent.

         15.6 Choice of Law - The Parties agree that the laws of the
              -------------
Commonwealth of Kentucky shall control construction, interpretation, validity and/or enforcement of this Agreement.

         15.7 Assignment - All provisions of this Agreement shall extend to
              ----------
and be binding on the successors and assigns of the Parties hereto insofar as applicable to the rights and obligations succeeded to or assigned, but no succession or assignment shall relieve the assigning or succeeded to Party of its obligations without written consent of the other Party, which consent shall not be unreasonably withheld; provided that either Party may assign this Agreement to an affiliate without the prior written consent of the other Party. Nothing in this section prevents either Party from pledging or mortgaging all or any part of such Party's property as security. Buyer shall require any purchaser or lessee of Buyer's distribution system to assume the obligations under this Agreement to the extent so elected by Seller.

         15.8 Interpretation - In interpretation and construction of this
              --------------
Agreement, no presumption shall be made against any Party on grounds such Party drafted the Agreement or any provision thereof.

         15.9 Headings - The headings of any article, section or subsection
              --------
of this Agreement are for purposes of convenience only and shall not be interpreted as having meaning or effect.

         15.10 Entire Agreement - The terms and conditions contained herein
               ----------------
constitute the full and complete agreement between the Parties and any change to be made must be submitted in writing and agreed to by both Parties.

         15.11 Severability - Except as otherwise stated herein, any article
               ------------
or section declared or rendered unlawful by a court of law or regulatory authority with jurisdiction over the Parties or deemed unlawful because of a statutory change will not otherwise affect the lawful obligations that arise under this Agreement.

         15.12 Enforceability - Each Party represents that it has all
               --------------
necessary power and authority to enter into and perform its obligations under this Agreement and that this Agreement constitutes a legal, valid and binding obligation of that Party enforceable against it in accordance with its terms, except as such enforceability may be affected by any bankruptcy law or the application of principles of equity.

         IN WITNESS WHEREOF, this Agreement is executed in multiple counterparts, each of which is an original as of April 24, 2000.

DELTA NATURAL GAS COMPANY, INC.        WOODWARD MARKETING, L.L.C.

By:    /s/ ALAN L. HEATH               By:    /s/ ROB ELLIS
   ------------------------------         -----------------------------

Name:    Alan L. Heath                 Name:   Rob Ellis
      ---------------------------            --------------------------

Title:    V.P. OPPS. & ENG.            Title:      Sr. Vice President
       --------------------------               -----------------------

                                  EXHIBIT A
                                  ---------

BUYER:   Delta Natural Gas Company, Inc.


         Pursuant to the Gas Sales Agreement between Seller and Buyer, the Tennessee Gas Pipeline Company delivery points) for the natural gas service are as follows:

         Delivery Points                             Meter Number
         ---------------                             ------------

         Nicholasville                               020248
         Berea                                       020208
         Jeffersonville                              020430
         Salt Lick                                   020212
         Farmers                                     020462
         Kinder Hilda                                020733
         Westbend                                    020813
         Richmond                                    020895

                                  EXHIBIT B
                                  ---------

BUYER:   Delta Natural Gas Company, Inc.

         Pursuant to the Gas Sales Agreement between Seller and Buyer, the Tennessee Gas Pipeline Company Pipeline and Storage contracts are as follows:

TGP Pipeline Capacity:

                          FT-G        FT-A         Total
                          ----        ----         -----

         January         16,211       1,400        17,611
         February        16,211       1,400        17,611
         March           11,050       1,400        12,450
         April            8,075       1,400         9,475
         May              6,150       1,400         7,550
         June             4,276       1,400         5,676
         July             4,248       1,400         5,648
         August           4,248       1,400         5,648
         September        4,246       1,400         5,826
         October          7,144       1,400         8,544
         November        10,275       1,400        11,675
         December        16,211       1,400        17,611

TGP Storage Capacity:

                             MSQ       MDWQ      MDIQ
         Production Area:  186,757     1,524     1,245
         Market Area:      387,622     8,636     2,585






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